Exhibit 10.2

EXECUTION VERSION

EARN-OUT AGREEMENT

by and among

STEVEN MADDEN, LTD.,

CEJON, INC.,

CEJON ACCESSORIES, INC.,

NEW EAST DESIGNS, LLC,

DAVID SEEHERMAN

and

KENNETH ROGALA

Dated as of May 25, 2011

EARN-OUT AGREEMENT

This EARN-OUT AGREEMENT (this “Agreement”), dated as of May 25, 2011 and effective as of the Closing Date (as defined below), if one occurs, is entered into by and among Steven Madden, Ltd., a Delaware corporation (“Purchaser”), David Seeherman (“Seller”), Cejon, Inc., a New Jersey corporation (“Cejon, Inc.”), Cejon Accessories, Inc., a New York corporation (“CAI”), New East Designs, LLC, a Missouri limited liability company (“New East”, and together with Cejon, Inc. and CAI, collectively, the “Companies” and each individually, a “Company”) and Kenneth Rogala (“KR”). All capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Stock Purchase Agreement (as defined below).

RECITALS

WHEREAS, concurrently herewith, Seller, Cejon, Inc., KR and Purchaser are entering into that certain Stock Purchase Agreement, dated as of the date hereof (as amended from time to time in accordance with its terms, the “Stock Purchase Agreement”), pursuant to which Purchaser shall purchase all of the issued and outstanding shares of capital stock of each of Cejon, Inc. and CAI from Seller and all of the issued and outstanding membership interests of New East from Cejon, Inc. and KR;

WHEREAS, pursuant to Section 2.2(a) of the Stock Purchase Agreement, Seller and KR shall be entitled to receive certain earn-out purchase price payments, subject to the terms and conditions of this Agreement, in respect of each Earn-Out Year (as defined below).

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

1.             Definitions. As used in this Agreement, the following terms shall have the meanings indicated:

“2011 Additional Contingent Amount” shall have the meaning set forth in Section 3(a) hereof.

“2011 Additional Contingent Amount Cap” shall have the meaning set forth in Section 3(a) hereof.

“2011 Contingent Purchase Price Payment” shall have the meaning set forth in Section 2(a) hereof.

“2011 Earn-Out Year” shall mean the twelve month period beginning on July 1, 2011 and ending on June 30, 2012.

“2011 Excess EBITA” shall have the meaning set forth in Section 3(a) hereof.

“2012 Additional Contingent Amount” shall have the meaning set forth in Section 3(b) hereof.

“2012 Additional Contingent Amount Cap” shall have the meaning set forth in Section 3(b) hereof.

“2012 Contingent Purchase Price Payment” shall have the meaning set forth in Section 2(b) hereof.

“2012 Earn-Out Year” shall mean the twelve month period beginning on July 1, 2012 and ending on June 30, 2013.

“2012 Excess EBITA” shall have the meaning set forth in Section 3(b) hereof.

“2013 Additional Contingent Amount” shall have the meaning set forth in Section 3(c) hereof.

“2013 Additional Contingent Amount Cap” shall have the meaning set forth in Section 3(c) hereof.

“2013 Contingent Purchase Price Payment” shall have the meaning set forth in Section 2(c) hereof.

“2013 Earn-Out Year” shall mean the twelve month period beginning on July 1, 2013 and ending on June 30, 2014.

“2013 Excess EBITA” shall have the meaning set forth in Section 3(c) hereof.

“2014 Additional Contingent Amount” shall have the meaning set forth in Section 3(d) hereof.

“2014 Additional Contingent Amount Cap” shall have the meaning set forth in Section 3(d) hereof.

“2014 Contingent Purchase Price Payment” shall have the meaning set forth in Section 2(d) hereof.

“2014 Earn-Out Year” shall mean the twelve month period beginning on July 1, 2014 and ending on June 30, 2015.

“2014 Excess EBITA” shall have the meaning set forth in Section 3(d) hereof.

“2015 Additional Contingent Amount” shall have the meaning set forth in Section 3(e) hereof.

“2015 Additional Contingent Amount Cap” shall have the meaning set forth in Section 3(e) hereof.

“2015 Contingent Purchase Price Payment” shall have the meaning set forth in Section 2(e) hereof.

“2015 Earn-Out Year” shall mean the twelve month period beginning on July 1, 2015 and ending on June 30, 2016.

“2015 Excess EBITA” shall have the meaning set forth in Section 3(e) hereof.

“AAA” shall mean the American Arbitration Association.

“Affiliate” with respect to any Person shall mean any other Person which, directly or indirectly, is in control of, is controlled by or is under common control with such specified Person. For the purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. In the case of any Person who is an individual, such Person’s Affiliates shall include such Person’s spouse, siblings, parents, children, grandchildren, and trusts for the benefit of any of the foregoing.

“Agreement” shall have the meaning set forth in the preamble.

“Annual Earn-Out Amount” shall have the meaning set forth in Section 2(f) hereof.

“Applicable Contingent Purchase Price Payment Date” shall have the meaning set forth in Section 5(a) hereof.

“Boards of Directors” shall have the meaning set forth in Section 8(a) hereof.

“Business Day” means any day that is not a Saturday or Sunday or a legal holiday on which banks are authorized or required by law to be closed in New York, New York.

“CAI” shall have the meaning set forth in the preamble.

“Cejon, Inc.” shall have the meaning set forth in the preamble.

“Company” or “Companies” shall have the meaning set forth in the recitals.

“Contingent Purchase Price Payment” shall mean each of the 2011 Contingent Purchase Price Payment, the 2012 Contingent Purchase Price Payment, the 2013 Contingent Purchase Price Payment, the 2014 Contingent Purchase Price Payment and the 2015 Contingent Purchase Price Payment.

“Contingent Purchase Price Statement” shall have the meaning set forth in Section 4(a) hereof.

“Dispute” shall have the meaning set forth in Section 19 hereof.

“Dispute Notice” shall have the meaning set forth in Section 4(b) hereof.

“Disputing Party” shall have the meaning set forth in Section 19 hereof.

“Earn-Out Multiple” shall mean 5.

“Earn-Out Year” shall mean each of the 2011 Earn-Out Year, the 2012 Earn-Out Year, the 2013 Earn-Out Year, the 2014 Earn-Out Year and the 2015 Earn-Out Year.

“EBITA” shall mean net income of the Companies before interest, taxes, and amortization of intangibles. In computing EBITA, (u) the Companies shall be charged a royalty payment for each Earn-Out Year equal to six hundred and fifty dollars ($650,000), (v) the Companies shall be charged for direct services provided to the Companies by Purchaser or its Affiliates (other than the Companies) at commercially reasonable rates but shall not be charged any allocation of Purchaser’s corporate overhead expenses; (w) no income or expense shall be included in respect of any extraordinary gains or losses (such as from the sale of real property, investments, securities or fixed assets), provided, however, that in no case shall the write-off of bad debts be deemed an extraordinary loss; (x) no income or expense shall be included in respect of any gains or losses as a result of changes in the balance of the liability recorded in relation to Earn-Out payments under SFAS 141(R) - Business Combinations as of subsequent reporting periods; and (y) three percent (3%) of the total amount of wholesale net sales of “Cejon” brand products sold by Purchaser (not through the Companies) shall be included as income, and (z) the cost basis for inventory shall be the amount set forth in Section 2.3 of the Disclosure Schedule to the Stock Purchase Agreement or, to the extent different, the amount as finally determined on the True-Up Balance Sheet, and in the event that such amount is increased on the books and records of the Company for GAAP purposes, or otherwise, such increase shall be removed for purposes of the calculation of EBITA.

“Final Contingent Purchase Price Statement” shall have the meaning set forth in Section 4(c) hereof.

“Final Financial Statements” shall have the meaning set forth in Section 4(c) hereof.

“Financial Statements” means for any Earn-Out Year, unaudited consolidated financial statements for the Companies for such Earn-Out Year, which shall be prepared in accordance with GAAP.

“GAAP” shall mean United States generally accepted accounting principles, as in effect on the date of this Agreement, consistently applied.

“Independent Accounting Firm” shall have the meaning set forth in Section 4(b).

“Intercompany Transaction” shall have the meaning set forth in Section 9 hereof.

“KR Employment Agreement” shall mean the employment agreement, dated as of the date hereof, between Purchaser and KR, executed and delivered simultaneously with the execution and delivery of this Agreement.

“New East” shall have the meaning set forth in the recitals.

“Notice of Set-Off Dispute” shall have the meaning set forth in Section 6(b) hereof.

“Person” shall mean an individual, partnership, venture, unincorporated association, organization, syndicate, corporation, limited liability company, or other entity, trust, trustee, executor, administrator or other legal or personal representative or any government or any agency or political subdivision thereof.

“Purchaser” shall have the meaning set forth in the preamble.

“Revised Contingent Purchase Price Statement” shall have the meaning set forth in Section 4(b) hereof.

“Revised Financial Statements” shall have the meaning set forth in Section 4(b) hereof.

“Rules” shall have the meaning set forth in Section 19 hereof.

“Seller” shall have the meaning set forth in the preamble.

“Seller Employment Agreement” shall mean the employment agreement, dated as of the date hereof, between Purchaser and Seller, executed and delivered simultaneously with the execution and delivery of this Agreement.

“Set-Off Notice” shall have the meaning set forth in Section 6(b) hereof.

“Set-Off Review Period” shall have the meaning set forth in Section 6(b) hereof.

“Stock Purchase Agreement” shall have the meaning set forth in the recitals.

“Unused EBITA” shall have the meaning set forth in Section 3(b) hereof.

2.             Contingent Purchase Price Calculation. Each Contingent Purchase Price Payment shall be payable in accordance with Section 5, as follows:

(a)           2011 Contingent Purchase Price Payment. The aggregate amount of the contingent purchase price payment payable to Seller and KR with respect to the 2011 Earn-Out Year (the “2011 Contingent Purchase Price Payment”) shall equal the sum of (x) the applicable Annual Earn-Out Amount (as defined below) for the 2011 Earn-Out Year, plus (y) the 2011 Additional Contingent Amount (as defined below).

(b)           2012 Contingent Purchase Price Payment. The aggregate amount of the contingent purchase price payment payable to Seller and KR with respect to the 2012 Earn-Out Year (the “2012 Contingent Purchase Price Payment”) shall equal the sum of (x) the applicable Annual Earn-Out Amount for the 2012 Earn-Out Year, plus (y) the 2012 Additional Contingent Amount (as defined below).

(c)           2013 Contingent Purchase Price Payment. The aggregate amount of the contingent purchase price payment payable to Seller and KR with respect to the 2013 Earn-Out Year (the “2013 Contingent Purchase Price Payment”) shall equal the sum of (x) the applicable Annual Earn-Out Amount for the 2013 Earn-Out Year, plus (y) the 2013 Additional Contingent Amount (as defined below).

(d)           2014 Contingent Purchase Price Payment. The aggregate amount of the contingent purchase price payment payable to Seller and KR with respect to the 2014 Earn-Out Year (the “2014 Contingent Purchase Price Payment”) shall equal the sum of (x) the applicable Annual Earn-Out Amount for the 2014 Earn-Out Year, plus (y) the 2014 Additional Contingent Amount (as defined below).

(e)           2015 Contingent Purchase Price Payment. The aggregate amount of the contingent purchase price payment payable to Seller and KR with respect to the 2015 Earn-Out Year (the “2015 Contingent Purchase Price Payment”) shall equal the sum of (x) the applicable Annual Earn-Out Amount for the 2015 Earn-Out Year, plus (y) the 2015 Additional Contingent Amount (as defined below); provided, that in the event that EBITA for any given Earn-Out Year is less than eleven million dollars ($11,000,000), and the aggregate EBITA for all Earn-Out Years, collectively, is greater than or equal to fifty-five million dollars ($55,000,000), then the aggregate amount payable in respect of the 2015 Contingent Purchase Price Payment shall be the positive difference, if any, of twenty-five million dollars ($25,000,000) minus the total of all Contingent Purchase Price Payments paid or payable by Purchaser pursuant to Sections 2(a), 2(b), 2(c) and 2(d) hereof.

(f)           As used in this Agreement, the term “Annual Earn-Out Amount” with respect to any given Earn-Out Year, shall mean the following:

(i)            If EBITA for a given Earn-Out Year is greater than or equal to eleven million dollars ($11,000,000), then the Annual Earn-Out Amount for such Earn-Out Year shall be five million dollars ($5,000,000);

(ii)           If EBITA for a given Earn-Out Year is greater than or equal to ten million dollars ($10,000,000) and less than eleven million dollars ($11,000,000), then the Annual Earn-Out Amount for such Earn-Out Year shall be 40% of the EBITA for such Earn-Out Year;

(iii)          If EBITA for a given Earn-Out Year is greater than or equal to nine million three hundred and fifty thousand dollars ($9,350,000) and less than ten million dollars ($10,000,000), then the Annual Earn-Out Amount for such Earn-Out Year shall be 36% of the EBITA for such Earn-Out Year;

(iv)          If EBITA for a given Earn-Out Year is greater than or equal to six million five hundred and forty-five thousand dollars ($6,545,000) and less than nine million three hundred and fifty thousand dollars ($9,350,000), then the Annual Earn-Out Amount for such Earn-Out Year shall be 27% of the EBITA for such Earn-Out Year; and

(v)           If EBITA for a given Earn-Out Year is less than six million five hundred and forty-five thousand dollars ($6,545,000), then the Annual Earn-Out Amount for such Earn-Out Year shall be zero.

(g)           For the avoidance of doubt, the parties acknowledge that (i) no Contingent Purchase Price Payment shall ever be less than zero, and (ii) each Contingent Purchase Price Payment is payable whether or not Seller is employed by Purchaser or the Companies at any time during or after the applicable Earn-Out Year.

3.             Additional Contingent Amount.

(a)           2011 Additional Contingent Amount. The Additional Contingent amount for the 2011 Earn-Out Year (the “2011 Additional Contingent Amount”) shall equal the product of (x) the Earn-Out Multiple and (y) the amount by which EBITA for fiscal year 2011 exceeds twelve million one hundred thousand dollars ($12,100,000) (the “2011 Excess EBITA”); provided, that in no event shall the aggregate amount payable by Purchaser pursuant to this Section 3(a) be greater than six million six hundred thousand dollars ($6,600,000) (the “2011 Additional Contingent Amount Cap”).

(b)           2012 Additional Contingent Amount. The Additional Contingent amount for the 2012 Earn-Out Year (the “2012 Additional Contingent Amount”) shall equal the product of (x) the Earn-Out Multiple and (y) the amount by which EBITA for fiscal year 2012 plus the Unused EBITA (as defined herein) for the 2011 Earn-Out Year exceeds thirteen million three hundred and ten thousand dollars ($13,310,000) (the “2012 Excess EBITA”); provided, that in no event shall the aggregate amount payable by Purchaser pursuant to Sections 3(a) and 3(b) hereof, collectively, be greater than thirteen million two hundred thousand dollars ($13,200,000) (the “2012 Additional Contingent Amount Cap”). For purposes of this Section 3, the amount of “Unused EBITA” in any Earn-Out Year shall be the amount of EBITA for such Earn-Out Year in excess of the amount of EBITA necessary to reach the applicable Additional Contingent Amount Cap for such Earn-Out Year; provided, that any such EBITA amount used to reach an Additional Contingent Payment Cap in any Earn-Out Year shall not be included in any future calculation set forth in this Section 3.

(c)           2013 Additional Contingent Amount. The Additional Contingent amount for the 2013 Earn-Out Year (the “2013 Additional Contingent Amount”) shall equal the product of (x) the Earn-Out Multiple and (y) the amount by which EBITA for fiscal year 2013 plus the Unused EBITA for the 2012 Earn-Out Year exceeds fourteen million six hundred and forty-one thousand dollars ($14,641,000) (the “2013 Excess EBITA”); provided, that in no event shall the aggregate amount payable by Purchaser pursuant to Sections 3(a), 3(b) and 3(c) hereof, collectively, be greater than nineteen million eight hundred thousand dollars ($19,800,000) (the “2013 Additional Contingent Amount Cap”).

(d)           2014 Additional Contingent Amount. The Additional Contingent amount for the 2014 Earn-Out Year (the “2014 Additional Contingent Amount”) shall equal the product of (x) the Earn-Out Multiple and (y) the amount by which EBITA for fiscal year 2014 plus the Unused EBITA for the 2013 Earn-Out Year exceeds sixteen million one hundred and five thousand dollars ($16,105,000) (the “2014 Excess EBITA”); provided, that in no event shall the aggregate amount payable by Purchaser pursuant to Sections 3(a), 3(b), 3(c) and 3(d) hereof, collectively, be greater than twenty-six million four hundred thousand dollars ($26,400,000) (the “2014 Additional Contingent Amount Cap”).

(e)           2015 Additional Contingent Amount. The Additional Contingent amount for the 2015 Earn-Out Year (the “2015 Additional Contingent Amount”) shall equal the product of (x) the Earn-Out Multiple and (y) the amount by which EBITA for fiscal year 2015 plus the Unused EBITA for the 2014 Earn-Out Year exceeds seventeen million seven hundred and fifteen thousand six hundred and ten dollars ($17,715,610) (the “2015 Excess EBITA”); provided, that in no event shall the aggregate amount payable by Purchaser pursuant to Sections 3(a), 3(b), 3(c), 3(d) and 3(e) hereof, collectively, be greater than thirty-three million dollars ($33,000,000).

4.             Contingent Purchase Price Statement; Dispute.

(a)           As promptly as practicable, but in any event within sixty (60) days after the end of each Earn-Out Year, Purchaser shall prepare and deliver to Seller (and the Companies shall provide Purchaser with all assistance as may be reasonably requested by Purchaser in connection with such preparation) (i) Financial Statements for such Earn-Out Year, (ii) a statement of the Contingent Purchase Price Payment for such Earn-Out Year, which shall explain in reasonable detail the calculations of EBITA for such Earn-Out Year (a “Contingent Purchase Price Statement”) and (iii) reasonable supporting documentation sufficiently detailed to enable Seller to verify the amounts set forth in such Financial Statements and Contingent Purchase Price Statement.

(b)           Seller may dispute such Financial Statements and/or Contingent Purchase Price Statement for such Earn-Out Year by sending a written notice (a “Dispute Notice”) to Purchaser within sixty (60) days after Purchaser’s delivery of all of the items specified in Section 4(a) to the Seller. The Dispute Notice shall identify each disputed item on the Financial Statements or Contingent Purchase Price Statement, specify the amount of such dispute and set forth in reasonable detail the basis for such dispute. In the event of any such disputes, Purchaser and Seller shall attempt, in good faith, to reconcile the items identified in the Dispute Notice and any related items that may arise during the process described in this Section 4(b) (including providing information that is reasonably requested to the other party), and any resolution by them as to any disputed items shall be final, binding and conclusive on the parties and shall be evidenced by a writing signed by Purchaser and Seller, including, as appropriate, revised Financial Statements (“Revised Financial Statements”) and/or a revised Contingent Purchase Price Statement (a “Revised Contingent Purchase Price Statement”) reflecting such resolution. If Purchaser and Seller are unable to reach such resolution within twenty (20) days after Seller’s delivery of the Dispute Notice to Purchaser, then Purchaser and Seller shall promptly submit any remaining disputed items for final binding resolution to any independent accounting firm mutually acceptable to Purchaser and Seller (which accounting firm has not, within the prior twenty-four (24) months, provided services to Purchaser, Seller or any of the Companies or any Affiliate of any of them). If Purchaser and Seller are unable to agree upon an independent accounting firm within thirty (30) days, an independent accounting firm selected by Purchaser (which accounting firm has not, within the prior twenty-four (24) months, provided services to Purchaser or any of the Companies or any Affiliate of either of them) and an independent accounting firm selected by Seller (which accounting firm has not, within the prior twenty-four (24) months, provided services to Seller or any of the Companies or any Affiliate of either of them) shall select an independent accounting firm that has not, within the prior twenty-four (24) months, provided services to Purchaser, Seller or any of the Companies or any Affiliate of any of them. Such independent accounting firm mutually agreed upon by Purchaser and Seller or selected by the procedure referenced in the immediately preceding sentence, as the case may be, is hereinafter referred to as the “Independent Accounting Firm.” If any remaining disputed items are submitted to an Independent Accounting Firm for resolution, (A) each party will furnish to the Independent Accounting Firm such workpapers and other documents and information relating to the remaining disputed items as the Independent Accounting Firm may request and are available to such party, and each party will be afforded the opportunity to present to the Independent Accounting Firm any material relating to the disputed items and to discuss the resolution of the disputed items with the Independent Accounting Firm; (B) each party will use its good faith commercially reasonable efforts to cooperate with the resolution process so that the disputed items can be resolved within forty-five (45) days after submission of the disputed items to the Independent Accounting Firm; (C) the determination by the Independent Accounting Firm, as set forth in a written notice to Purchaser and Seller (which written notice shall include, as appropriate, Revised Financial Statements and/or a Revised Contingent Purchase Price Statement), shall be final, binding and conclusive on the parties absent manifest error; and (D) the fees and disbursements of the Independent Accounting Firm shall be allocated by the Independent Accounting Firm between Purchaser and Seller in the same proportion that the aggregate dollar amount of the disputed items submitted to the Independent Accounting Firm that are unsuccessfully disputed by Seller (as finally determined by the Independent Accounting Firm) bears to the total amount of all disputed items submitted to the Independent Accounting Firm. By way of illustration, if Seller disputes $500,000 of items, and the Independent Accounting Firm determines that Seller’s position is correct as to $400,000 of the disputed items, then Purchaser would bear 80 percent and Seller would bear 20 percent of such fees and disbursements.

(c)           The Financial Statements for such Earn-Out Year and the Contingent Purchase Price Statement or, if either have been adopted pursuant to Section 4(b), the Revised Financial Statements and/or the Revised Contingent Purchase Price Statement, shall be deemed to be final, binding and conclusive on Purchaser and Seller (“Final Financial Statements” and “Final Contingent Purchase Price Statement”) upon the earliest of (A) the failure of Seller to deliver to Purchaser the Dispute Notice within thirty (30) days after Purchaser’s delivery to Seller of all of the items specified in Section 3(a) for such Earn-Out Year; (B) the resolution by Purchaser and Seller of all disputes, as evidenced by, as appropriate, Revised Financial Statements and/or a Revised Contingent Purchase Price Statement; and (C) the resolution by the Independent Accounting Firm of all disputes, as evidenced by, as appropriate, Revised Financial Statements and/or a Revised Contingent Purchase Price Statement. Any Contingent Purchase Price Payment based on Final Financial Statements and a Final Contingent Purchase Price Statement shall be made in accordance with Section 5 hereof.

5.             Contingent Purchase Price Payments.

(a)           Each Contingent Purchase Price Payment shall be paid and payable by Purchaser or the Companies with respect to each Earn-Out Year and shall be paid on a date or dates selected by Purchaser that results in the payment of such Contingent Purchase Price Payment in full on or before the tenth (10th) Business Day after the date on which the Final Financial Statements and Final Contingent Purchase Price Statement are deemed final, binding and conclusive for such Earn-Out Year pursuant to Section 4(c) (such date, the “Applicable Contingent Purchase Price Payment Date”) as follows: 92.5% of each Contingent Purchase Price Payment shall be paid to Seller; and (ii) 7.5% of each Contingent Purchase Price Payment shall be paid to KR. Each Contingent Purchase Price Payment shall be paid in cash and shall be made by wire transfer of immediately available funds to an account or accounts designated at least two (2) Business Days prior to the applicable payment date by Seller and KR in writing.

(b)           Purchaser shall timely issue a 1099 with respect to 92.5% of each Contingent Purchase Price Payment to Seller as and to the extent required by law and shall timely issue a 1099 with respect to 7.5% of each Contingent Purchase Price Payment to KR as and to the extent required by law.

6.             Set-Off Rights.

(a)           Notwithstanding any provision of this Agreement to the contrary, the parties hereby acknowledge and agree that, in addition to any other right hereunder, Purchaser shall have the right, but not the obligation, from time to time to set off against any Contingent Purchase Price Payment required to be paid by Purchaser to Seller and KR pursuant to this Agreement any amounts owed at such time by Seller to any of the Companies or to Purchaser (or any of its Affiliates) hereunder or pursuant to the Stock Purchase Agreement (after giving effect to Section 12.2(b) of the Stock Purchase Agreement).

(b)           If Purchaser elects to exercise its set-off rights hereunder against any amounts otherwise required to be paid by Purchaser to Seller and KR pursuant to this Agreement, it shall give Seller written notice of such election (the “Set-Off Notice”) no later than the date on which the Final Financial Statements and Final Contingent Purchase Price Statement are deemed final, binding and conclusive pursuant to Section 4(d), which Set-Off Notice shall include the amount to be set off and a reasonable description of the circumstances giving rise to Purchaser’s entitlement to such set-off. Seller shall have thirty (30) days after receipt of such Set-Off Notice to review such Set-Off Notice (the “Set-Off Review Period”), and in the event that Seller has any objections or challenges to the exercise of the set-off right of Purchaser, Seller shall submit a single written notice of set-off dispute (“Notice of Set-Off Dispute”) to Purchaser during such Set-Off Review Period, specifying in reasonable detail the nature of any asserted objections or challenges. In the event that Seller does not submit a Notice of Set-Off Dispute within thirty (30) days of Purchaser’s delivery of the Set-Off Notice, it shall be conclusively presumed that Seller and the Companies do not object to such Set-Off Notice and such Set-Off Notice shall be deemed to be final, binding and conclusive on the parties. In the event of any such dispute, Seller and Purchaser shall negotiate in good faith to resolve such dispute for thirty (30) days after receipt by Purchaser of the Notice of Set-Off Dispute. If Seller and Purchaser are unable to resolve such dispute within such 30-day period, Purchaser will not be entitled to set off any amounts until there is a final, non-appealable order or determination regarding the set-off dispute in accordance with Section 20 hereof (the “Final Determination”). If the Final Determination states that Purchaser was entitled to set-off any amounts (the “Determined Set-Off Amount”), then following the Final Determination, Seller shall pay to Purchaser the amount of interest earned on the Determined Set-Off Amount, calculated from the date that Purchaser could have set-off such Determined Set-Off Amount, at a rate per annum equal to the Prime Rate, calculated and payable monthly, compounded monthly.

(c)           In the case of any such set-off by Purchaser pursuant to this Section 6, Seller’s obligation to make such payment (or any portion thereof) shall be deemed satisfied and discharged to the extent of such set-off. The exercise of such right of set-off by Purchaser in good faith, whether or not finally determined to be justified, will not constitute a breach under this Agreement or the Stock Purchase Agreement.

7.             Covenants of Purchaser. Purchaser hereby covenants and agrees that, from the Closing Date until the earlier of (i) the termination of this Agreement or (ii) the end of the 2015 Earn-Out Year, it will (x) maintain each of the Companies as a division of Purchaser, which will maintain appropriate accounting books and records necessary to calculate amounts payable hereunder, and (y) conduct the operation of the business of each Company in a commercially reasonable manner, taking into account the business of each of the Companies, Purchaser or any of its affiliate, taken as a whole.

8.             Corporate Governance During Earn-Out Period. Seller and Purchaser agree that until the earlier of the termination of this Agreement or the end of the 2015 Earn-Out Year, the Companies shall be managed in accordance with the following provisions:

(a)           The Board of Directors of each of CAI and Cejon, Inc. (the “Boards of Directors”) shall consist of the same three (3) persons, and Purchaser will vote the common stock of CAI and the common stock of Cejon, Inc., respectively, owned by it in favor of the election of two (2) designees of Purchaser and one (1) designee of Seller, provided that during his term of employment with the Companies, the designee of Seller shall be himself. Except as specifically provided for in Sections 8(b) or 8(c) hereof, the Boards of Directors or their designee shall have authority to control all of the operations of the Companies.

(b)           Notwithstanding the provisions of Section 8(a) to the contrary, the following actions shall not be taken without the mutual consent of Seller, on the one hand, and Purchaser or the Boards of Directors, on the other hand: (i) entering into any transaction with any Affiliate of Purchaser or the Companies or any officer or director of Purchaser or the Companies or their respective Affiliates (including family members), other than compensation arrangements in the ordinary course operations of the Companies consistent with past practice, (ii) voluntarily liquidating or dissolving the Companies, (iii) filing of a petition under bankruptcy or other insolvency laws, or admitting in writing that any of the Companies is bankrupt, insolvent or generally unable to pay its debts as they become due, (iv) issuing any capital stock or other securities of any of the Companies or granting any option or other right to acquire any capital stock or other securities of any of the Companies, (v) selling all or substantially all of the stock or assets of any of the Companies to a third party that is not a one-hundred percent (100%)-owned subsidiary of Purchaser or Purchaser itself (other than sales of inventory in the ordinary course of business consistent with such Company’s past practices) or engaging in a merger transaction (other than mergers solely for the purpose of reincorporating any of the Companies in the state of Delaware), or (vi) ceasing the design, marketing, sale or distribution of accessories. For the avoidance of doubt, it is acknowledged and agreed among the parties hereto that the restrictions set forth in clause (v) above shall not apply to a sale of all or substantially all of the stock or assets of Purchaser or any Affiliate of Purchaser (other than the Companies) or the engagement by Purchaser or any Affiliate of Purchaser (other than the Companies) in any merger transaction. Furthermore, neither Purchaser nor any of the Companies may, or may cause any of its Affiliates to, take any action or enter into any transaction that is primarily intended to adversely affect any of the Contingent Purchase Price Payments payable under this Agreement, provided that such prohibition shall not restrict Purchaser or any of its Affiliates from manufacturing, selling and distributing any products, including accessories. Subject to the preceding sentence, Seller acknowledges and agrees that, (x) there is no assurance that Seller will receive any Contingent Purchase Price Payment and Purchaser, together with its Affiliates, shall not be obligated to take or refrain from taking any action to increase the likelihood that any Contingent Purchase Price Payment is earned, (y) Purchaser has not promised or projected any Contingent Purchase Price Payment, and (z) the parties solely intend the express provisions of this Agreement to govern their contractual relationship.

(c)           Seller and the appropriate designees of Purchaser shall consult regularly (but in any event at least quarterly) with each other to mutually agree on EBITA and revenue goals.

(d)           Seller shall, subject to Purchaser’s then existing policies, practices and procedures consistently applied to Purchaser and to all domestic subsidiaries or divisions of Purchaser, be responsible for: (i) the determination of the compensation and benefits payable to the Companies’ employees, (ii) the strategic direction and budget of the Companies, (iii) the acceptance of new customers and termination of existing customers of the Companies, (iv) the hiring, promotion or termination of employees of the Companies, (v) the design, sale, marketing and distribution of products to historical and prospective customers of the Companies, and (vi) the termination of existing suppliers of the Companies or engagement of new suppliers for the Companies. Notwithstanding the foregoing, the Boards of Directors shall have the authority, in their sole discretion, to veto, modify or change any action taken or to be taken by the Companies with respect to any matter contained in this Section 8(d).

(e)           In the event that the employment of Seller is terminated by the Companies, including, without limitation, due to his death or disability, (i) he may be removed from the Boards of Directors and (ii) all decisions regarding the Companies shall be at the sole discretion of Purchaser or its designees and the Companies shall thereafter be operated by Purchaser in a manner determined in its sole discretion; provided that neither Purchaser nor the Companies may take or omit to take any action that is primarily intended to adversely affect any of the Contingent Purchase Price Payments under this Agreement.

9.             Intercompany Transactions and Other Activities During Earn-Out Period. For purposes of determining any Contingent Purchase Price Payment payable under this Agreement, Seller and Purchaser agree that until the earlier of the termination of this Agreement or the end of the 2015 Earn-Out Year, all transactions between the Companies, on the one hand, and Purchaser or any of its subsidiaries (excluding the Companies), on the other hand (each an “Intercompany Transaction”), shall be (a) for domestic retail stores and website transactions, at actual cost (including, to the extent incurred, freight, duty, warehousing and handling charges and tags, labeling, packaging, ticketing and other customary costs that increase the price of the goods), plus ten percent (10%) and (b) for the international division, at actual cost (including, to the extent incurred, freight, warehousing and handling charges and tags, labeling, packaging, ticketing and other customary costs that increase the price of the goods), plus four percent (4%).

10.           Tax Treatment. Purchaser, Seller and KR agree to treat any payments made to Seller and KR under Sections 2 and 3 of this Agreement as additional consideration for the purchase of the stock and equity securities of the Companies (it being understood that a portion of such payments will be treated as interest under Section 483 of the Code and Section 1274 of the Code), and Purchaser, Seller and KR shall, and Purchaser shall cause the Companies to, report these payments as such on their respective federal, state and local tax returns (unless otherwise required under applicable law).

11.           Term. This Agreement shall be effective on the Closing Date, if one occurs, and shall continue until the payment of all Contingent Purchase Price Payments pursuant to Section 5.

12.           Assignment; Binding Nature. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by Seller. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective heirs, personal representatives, legatees, successors and permitted assigns.

13.           Amendment. This Agreement may be modified or amended only by an instrument in writing, duly executed by Purchaser, on the one hand, and Seller, on the other hand.

14.           Notices. All notices, demands and communications of any kind which any party hereto may be required or desires to serve upon another party under the terms of this Agreement shall be in writing and shall be given by: (a) personal service upon such other party; (b) mailing a copy thereof by certified or registered mail, postage prepaid, with return receipt requested; (c) sending a copy thereof by Federal Express or equivalent courier service; or (d) sending a copy thereof by facsimile, in each case addressed as follows:

If to the Companies:

Cejon, Inc.
390 Fifth Avenue, Suite 602
New York, New York 10018
Attention: David Seeherman
Facsimile: (314) 259-2020

with copies to:

Bryan Cave LLP
211 North Broadway, Suite 3600
St. Louis, MO 63102
Attention: John Welge, Esq.
Facsimile No.: (314) 552-8545

If to Seller:

David Seeherman
390 Fifth Avenue, Suite 602
New York, New York 10018
Facsimile: (314) 259-2020

with copies to:

Bryan Cave LLP
211 North Broadway, Suite 3600
St. Louis, MO 63102
Attention: John Welge, Esq.
Facsimile No.: (314) 552-8545

If to KR:

Kenneth Rogala
390 Fifth Avenue, Suite 602
New York, New York 10018

If to Purchaser:

Steven Madden, Ltd.
52-16 Barnett Ave.
Long Island City, New York 11104
Attention: Awadhesh Sinha
Facsimile: (718) 446-5599

with copies to:

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York 10036
United States of America
Attention: James A. Grayer, Esq.
Facsimile: (212) 715-8000

In the case of service by Federal Express or equivalent courier service or by facsimile or by personal service, such service shall be deemed complete upon delivery or transmission, as applicable. In the case of service by mail, such service shall be deemed complete on the fifth Business Day after mailing. The addresses and facsimile numbers to which, and persons to whose attention, notices and demands shall be delivered or sent may be changed from time to time by notice served as hereinabove provided by any party upon any other party.

15.           Governing Law; Jurisdiction. This Agreement and all the transactions contemplated hereby, and all disputes between the parties under or related to the Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by, and construed and enforced in accordance with, the laws of the State of New York including, without limitation, Section 5-1401 and 5-1402 of the New York General Obligations Law and New York Civil Practice Laws and Rules 327.

16.           Negotiated Agreement. Purchaser and Seller acknowledge that they have been advised and represented by counsel in the negotiation, execution and delivery of this Agreement and accordingly agree that if an ambiguity exists with respect to any provision of this Agreement, such provision shall not be construed against any party because such party or its representatives drafted such provision.

17.           Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any arbitrators to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be enforced to the fullest extent permitted by law. If the final determination of the arbitrators declares that any item or provision hereof is invalid or unenforceable, the parties hereto agree that the arbitrators making the determination of invalidity or unenforceability shall have the power, and are hereby directed, to reduce the scope, duration or area of the term or provision, to delete specific words or phrases and to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

18.           Headings. The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

19.           Counterparts; Facsimile. For the convenience of the parties, any number of counterparts hereof may be executed, each such executed counterpart shall be deemed an original, and all such counterparts together shall constitute one and the same instrument. Facsimile or electronic transmission of any signed original counterpart and/or retransmission of any signed facsimile or electronic transmission shall be deemed the same as the delivery of an original.

20.           Arbitration. Except as otherwise set forth in Section 4(b) hereof, if any dispute or difference of any kind whatsoever shall arise between the parties to this Agreement (each a “Disputing Party”) in connection with or arising out of this Agreement, or the breach, termination or validity thereof (a “Dispute”), then, on the demand of any Disputing Party, the Dispute shall be finally and exclusively resolved by arbitration in accordance with the Commercial Arbitration Rules of the AAA (the “Rules”) then in effect, except as modified herein. The arbitration shall be held, and the award shall be issued in, the State of New York. The arbitration shall be conducted by a panel of three (3) arbitrators chosen as follows within thirty (30) days after receipt by respondent of the demand for arbitration: (a) one arbitrator shall be chosen by Seller; (b) one arbitrator shall be chosen by Purchaser; and (c) a third neutral arbitrator shall be chosen by the mutual agreement of the arbitrators chosen by Seller and Purchaser. By agreeing to arbitration, the Disputing Parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings and the enforcement of any award. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitrators shall have full authority to grant provisional remedies and to direct the Disputing Parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any Disputing Party to respect the arbitrators’ orders to that effect. Any arbitration proceedings, decisions or awards rendered hereunder and the validity, effect and interpretation of this arbitration agreement shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq. In arriving at a decision, the arbitrators shall be bound by the terms and conditions of this Agreement and shall apply the governing law of this Agreement as designated in Section 14. The arbitrators are not empowered to award damages in excess of compensatory damages, and each Disputing Party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any Dispute. The award shall provide that the fees and expenses of the arbitration (including the fees of the AAA, the fees and expenses of the arbitrators and attorneys’ fees of the prevailing Disputing Party) shall be allocated based on the proportion that the aggregate amount of disputed items submitted to arbitration that are unsuccessfully disputed by each Disputed Party (as finally determined by the arbitrators) bears to the total amount of all disputed items submitted to arbitration. The award, which shall be in writing and shall, on the written request of any Disputing Party, state the findings of fact and conclusions of law upon which it is based, shall be final and binding on the Disputing Parties and shall be the sole and the exclusive remedy between the Disputing Parties regarding any claims, counterclaims, issues or accountings presented to the arbitral tribunal. Judgment upon any award may be entered in any court of competent jurisdiction located in the State of New York, and the parties hereby consent to the exclusive jurisdiction of the courts located in the State of New York. All arbitration proceedings and resulting arbitration awards shall be strictly confidential and shall not be disclosed by the Disputing Parties to anyone, except to the extent necessary to disclose to compel arbitration, enforce any arbitration award or for accounting and financial reporting or to comply with reporting obligations under applicable securities laws and regulations.

21.           Entire Agreement. This Agreement, the Stock Purchase Agreement, the KR Employment Agreement and the Seller Employment Agreement, including all schedules and exhibits hereto and thereto, contain the entire understanding of the parties hereto with respect to the subject matter hereof.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
COMPANIES:

CEJON, INC.

By:	/s/ David Seeherman
	Name:	David Seeherman
	Title:	CEO

CEJON ACCESSORIES, INC.

By:	/s/ David Seeherman
	Name:	David Seeherman
	Title:	CEO

NEW EAST DESIGNS, LLC

By:	/s/ David Seeherman
	Name:	David Seeherman
	Title:	Chairman

PURCHASER:

STEVEN MADDEN, LTD.

By:	/s/ Edward Rosenfeld
	Name:	Edward Rosenfeld
	Title:	Chief Executive Officer

SELLER:

/s/ David Seeherman
David Seeherman

KR:

/s/ Kenneth Rogala
Kenneth Rogala

Counterpart Signature Page
Earn-Out Agreement